RESEARCH AGREEMENT

This Research Agreement ("Agreement") is entered into effective this **9th day of July, 2007**, by and between Viridax Corporation ("Viridax" or "Sponsor"), a State of Florida corporation, and Olive View-UCLA Education and Research Institute ("ERI"), a California nonprofit corporation, each a "Party" or collectively the "Parties."

RECITALS

A. Sponsor desires the Principal Investigator (the "Investigator") to conduct the "Scope of Work," or the "Project," as described below and in Attachment A.

B. ERI is willing to assist Sponsor by furnishing such personnel, facilities, expertise and skills for the Project, as may be required to complete the Scope of Work.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein, the Parties hereto agree as follows:

1. The Project

(a) The Project involves the isolation, culture, amplification, purification and screening of bacteriophage found to be lytic to the bacterial pathogen *Staphylococcus aureus*, including antibiotic-resistant forms of *Staphylococcus aureus* known as Methicillin Resistant *Staphylococcus aureus* (MRSA), plus certain forms of MRSA known as Hospital-Acquired MRSA (HA-MRSA) and Community-Associated MRSA (CA-MRSA).

(b) The Project also involves the isolation, culture, amplification, purification and screening of bacteriophage found to be lytic to other forms of *Staphylococcus aureus*, such as Vancomycin-Resistant *Staphylococcus aureus* (VRSA) or Vancomycin Intermediate Resistant *Staphylococcus aureus* (VISA), plus any new variants or novel forms of *Staphylococcus aureus* that may emerge during the course of the Project.

(c) The Project also involves the isolation, culture, amplification, purification and screening of less-virulent forms of *Staphylococcus aureus* for use in amplification or manufacture of bacteriophage that are lytic to *Staphylococcus aureus*.

(d) Sponsor has a collection of *Staphylococcus aureus* bacteriophage and bacterial host producer strains of *Staphylococcus aureus* that will be provided to ERI for use in the Project.

(e) For purposes of clarity, it is the stated objective of the Project that ERI will perform laboratory work to isolate, culture, amplify, purify and characterize, and thereafter provide to Sponsor a collection of bacteriophage lytic to pathogenic strains of *Staphylococcus aureus*, plus a collection of non-pathogenic or less-virulent strains of *Staphylococcus aureus* that will support amplification or manufacture of the lytic bacteriophage.

(f) It is also a stated objective of the Project that ERI will perform screening assays of selected lytic *Staphylococcus aureus* bacteriophage against clinical isolates of *Staphylococcus aureus* to assist Sponsor in identifying specific bacteriophage that may be useful for their further development as therapeutic agents.

2. The Investigators

Timothy W. Aronson, MS, as Principal Investigator, shall have responsibility for the scientific and technical conduct of the Project. Alan E. Holtzman, MD, is designated as the Co-Investigator. The Project will be subject to all appropriate internal approvals of ERI and relevant federal, state or local agency regulations. The Investigator and the Co-Investigator shall comply with all policies, procedures and regulatory guidelines established by ERI.

3. Term and Termination

The Project is anticipated to begin on **July 9, 2007** and end on **July 8, 2008**. However, this Agreement may be terminated by either Party giving written notice to the other at least sixty (60) days prior to the intended date of termination. This Agreement shall expire automatically at the end of this period unless specifically extended by the mutual written agreement of the Parties.

4. Research Grant

(a) Sponsor shall pay ERI through a Research Grant a total of $176,099 for direct costs and $36,561 for indirect costs to conduct the Project.

(b) Sponsor shall pay the Research Grant according to the schedule of payments set forth in Attachment B. Payments shall be sent to ERI to the attention of Lisa Gipti, Tax ID No. 95-2249539.

(c) If the Project is delayed by no fault of ERI or the Investigator, for example, by Sponsor's inability to provide the funding, Sponsor agrees to pay all personnel costs incurred by ERI for this phase of work. If Sponsor fails to perform aspects of the Project which are the responsibility of Sponsor, Sponsor will not hold ERI responsible for completion of the Project.

5. Progress Reports

(a) The Investigator, on behalf of ERI, shall periodically, and not less frequently than once every three (3) months during the term of this Agreement, report in writing to Sponsor on the progress of the Project and the results being obtained, and shall make available to Sponsor all information relative thereto.

(b) Sponsor shall have the right to have a reasonable number of representatives periodically visit the applicable lab space where the Project is being conducted to observe the Project in progress. All such visits shall be coordinated through the Investigator.

6. Independent Contractors

It is understood that in the performance of this Agreement, ERI, the Investigator and the Co-Investigator are acting solely as independent contractors and not as employees of Sponsor. Further, nothing in this Agreement shall be construed or implied to create a relationship of partners, agency or joint venture, or of employer and employee.

7. Use of Name

Sponsor agrees that it will not refer to this Agreement or to ERI's, Los Angeles County's, or to the Investigator's or Co-Investigator's participation, or use ERI's, Los Angeles County's, or the Investigator's or Co-Investigator's names in any promotional materials or statement to the public without the prior written approval of ERI and the Investigator. However, Sponsor shall have the right to refer to this Agreement as appropriate in the conduct of its business and in any filings required with any governmental agency or as otherwise required by law. ERI may not refer to this Agreement in published or spoken reports to the public or disclose its terms to the public without the prior written approval of Sponsor.

8. Publication

(a) ERI and the Investigators will be free to publish the results of research conducted under this Agreement, but only after providing a copy of the completed draft of said proposed publication to Sponsor for Sponsor's prior review to determine if such publication would constitute the public disclosure of proprietary data, information or results. Publication of research results developed under this Agreement will be allowed and encouraged by Sponsor, so long as Sponsor's Intellectual Property Attorney, in his sole discretion, shall determine that such publication would not constitute public disclosure of confidential or proprietary information that may constitute prior art against any patent claims that may be sought by Sponsor or that may constitute the disclosure of confidential or proprietary information considered by Sponsor to be of a competitive nature.

(b) Where title is not retained by the publisher, title to and the right to the disposition of any copyrightable material, first produced or composed in the performance of this research shall remain with ERI, provided that ERI shall grant to Sponsor an irrevocable, royalty-free, non-exclusive right to reproduce, translate and use any such copyrighted material for its own internal purposes.

(c) The publication or disclosure of any research results developed under this Agreement by Sponsor, ERI or the Investigator shall give appropriate credit to Sponsor and ERI.

9. Patents and Intellectual Property Rights

It is the understanding of the Parties that the underlying purpose of the Project is the improvement of human health care, and that the development of a commercial product for use in human health care as proposed herein is wholly dependent upon the development and protection of intellectual property related to the product and to the underlying technology. ERI will conduct work, in large part, based on bacterial and bacteriophage isolates provided by Sponsor ("Sponsor Materials"). Therefore, the Parties agree as follows with respect to any patents, inventions, intellectual property and other proprietary information developed by Sponsor alone, ERI alone or as a collaboration between Sponsor and ERI with respect to the Project under this Agreement:

(a) Any intellectual property developed by Sponsor during the course of the Project, and not performed under or as any part of the Agreement, shall be owned solely by Sponsor, and ERI shall have no right to or interest in any such intellectual property.

(b) Any Intellectual Property developed by ERI during the course of the Project, as performed under the Agreement, which results in whole or in part from the use of Sponsor Materials or which represents modifications of, changes to or enhancements in any of the Sponsor Materials, shall be made available exclusively to Sponsor by ERI.

(c) Any intellectual property developed by ERI during the course of the Project, as performed under the Agreement, which represents new intellectual property that was not anticipated to be identified by the specific work of the Project, and which did not result in whole or in part from the use of Sponsor Materials, or which did not represent a modification of, change to or enhancement in any of the Sponsor Materials, shall be made available exclusively to Sponsor by ERI, conditioned upon the mutual agreement of the Parties for the payment by Sponsor of a commercially reasonable royalty or license fee (as determined at the time any resulting product enters the marketplace) to ERI for the exclusive rights to the new intellectual property. In the event the Parties are unable to agree upon the formula for or the amount of such royalty or license fee, the matter shall be resolved by binding arbitration under the rules of the American Arbitration Association.

(d) Any other Intellectual Property developed by ERI during the course of the Project, not performed under this Agreement, shall be owned solely by ERI, and Sponsor shall have no right to or interest in any such Intellectual Property.

10. Key Personnel

Timothy W. Aronson, MS, and Alan E. Holtzman, MD, are designated as "Key Personnel" for this Project. In the event the services of the named Key Personnel are lost to the Project for any reason, ERI shall notify Sponsor in writing, and may propose substitute personnel to Sponsor. Sponsor's approval of the substitute personnel shall not be withheld unreasonably. The Research Assistant shall not be designated as Key Personnel.

11. Changes in Agreement

Any change in the terms of this Agreement in any way shall be valid only if the change is made in writing and approved by authorized representatives of ERI and Sponsor. The Investigators are not authorized to alter or amend this Agreement, except that his or her written concurrence shall be required to alter or amend the statement of work referred to in the Project.

12. Indemnity

Sponsor hereby agrees to indemnify, hold harmless and defend ERI, its directors, officers, agents, employees, Los Angeles County and the Investigator (the "Indemnified") from and against any and all liability, loss, costs, claims or lawsuits for personal injury or for damages to any property asserted against the Indemnified, including the costs of investigation, defense and of reasonable attorneys' fees, (the "Claims") arising out of the performance of the Project, but only in proportion to and to the extent that such Claims have not been or are not caused by or result from the intentional, willful or negligent acts or omissions of the Indemnified.

13. Assignment and Changes of Ownership or Control

Neither Party may assign or transfer any of it rights or responsibilities under this Agreement without the prior written consent of the other Party. This Agreement is personal to the Parties and would not have been entered into except for the participation of the principals of each Party in the Agreement. In the event of any change of ownership or control of a Party from the original individuals owning and/or controlling the particular Party, the other Party shall have the right to terminate this Agreement upon written notice to the other Party.

14. Compliance with Law

The Parties agree to comply with all applicable federal, state and local laws, regulations, ordinances and orders with respect to the performance of the Project and this Agreement.

15. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

16. Notices

Whenever notices are required or permitted hereunder, they shall be given by registered or certified mail, return receipt requested, and postage pre-paid, or telefaxed or issued by electronic mail and addressed as follows:

If to ERI: Olive View-UCLA Education and Research Institute (ERI)
Research Administration Office
14445 Olive View Drive
Sylmar, CA 91342
Tel: 818-364-3434; FAX: 818-364-3465
Email Business Manager: denisetritt@ix.netcom.com
Email Principal Investigator: twaronson@dslextreme.com

If to Sponsor: Viridax Corporation
270 NW 3rd Court
Boca Raton, FL 33432-3720
Tel: 561.368.1427; FAX: 561.395.8312
Email: ldewees@gmail.com
Attention: Ledyard DeWees, Corporate Attorney and Secretary

19211 64th Place NE
Kenmore, WA 98028-3380
Tel: 425.772.1473
Email: rhono@viridax.com
Attention: Richard C. Honour, PhD, President & CEO and Director

Service of any such notice shall be deemed complete as of the day of actual delivery as shown by the addressee's registry or certification receipt or the expiration of the third day after the date of mailing, whichever occurs first.

IN WITNESS WHEREOF, the Parties hereto have entered into this Agreement as of the date first written above.

Viridax Corporation (Sponsor)

By: [signature]
Richard C. Honour, PhD
President & CEO

Olive View-UCLA Education and Research Institute (ERI)

By: [signature]
Paul Schmit, M.D.
President

Read and Acknowledged by:

[signature]
Timothy W. Aronson, MS
Principal Investigator

[signature]
Alan E. Holtzman, MD
Co-Investigator

ATTACHMENT A
Scope of Work for the Project

The Project will be performed at Olive View-UCLA Education and Research Institute (ERI), 14445 Olive View Drive, Sylmar, CA 91342. Timothy W. Aronson, MS, as Principal Investigator, shall have responsibility for the scientific and technical conduct of the Project. Alan E. Holtzman, MD, as Co-Investigator, shall have responsibility for co-administration of the Project.

The Project involves the isolation, culture, amplification, purification and screening of bacteriophage found to be lytic to the bacterial pathogen *Staphylococcus aureus*, including antibiotic-resistant forms of *Staphylococcus aureus* known as Methicillin Resistant *Staphylococcus aureus* (MRSA), plus certain forms of MRSA known as Hospital-Acquired MRSA (HA-MRSA) and Community-Associated MRSA (CA-MRSA).

The Project also involves the isolation, culture, amplification, purification and screening of bacteriophage found to be lytic to other forms of *Staphylococcus aureus*, such as Vancomycin-Resistant *Staphylococcus aureus* (VRSA) or Vancomycin Intermediate Resistant *Staphylococcus aureus* (VISA), plus any new variants or novel forms of *Staphylococcus aureus* that may emerge during the course of the Project.

The Project also involves the isolation, culture, amplification, purification and screening of less-virulent forms of *Staphylococcus aureus* for use in amplification or manufacture of bacteriophage that are lytic to *Staphylococcus aureus*.

Sponsor has a collection of *Staphylococcus aureus* bacteriophage and bacterial host producer strains of *Staphylococcus aureus* that will be provided to ERI for use in the Project.

For purposes of clarity, it is the stated objective of the Project that ERI will perform laboratory work to isolate, culture, amplify, purify and characterize, and thereafter provide to Sponsor a collection of bacteriophage lytic to pathogenic strains of *Staphylococcus aureus*, plus a collection of non-pathogenic or less-virulent strains of *Staphylococcus aureus* that will support amplification or manufacture of the lytic bacteriophage.

It is also a stated objective of the Project that ERI will perform screening assays of selected lytic *Staphylococcus aureus* bacteriophage against clinical isolates of *Staphylococcus aureus* to assist Sponsor in identifying specific bacteriophage that may be useful for their further development as therapeutic agents.

ATTACHMENT B

Payment Schedule

Upon Signature of agreement	$82,660
Six months after Signature of agreement	65,000
Nine months after Signature of agreement	65,000
TOTAL	$212,660

Viridax/ERI Bacteriophage Project
Estimated Project Budget

	Annual Salary	Level of Effort	Salary	Benefits (26% of Salary)	Total
Direct Costs:					
Personnel:					
Timothy W. Aronson	60,000	100%	60,000	15,600	75,600
Research Assistant	30,972	50%	15,486	2,013	17,499
Total			75,486	17,613	93,099
Travel:					5,000
Equipment:					2,000
Supplies:					
Microbiology Supplies					36,000
Office Supplies					5,000
Total					41,000
Contracts (Equipment & Laboratory Facility Work):					16,000
Supplemental Rent:					19,000
Total Direct Costs					176,099
Indirect Costs (21% of above, less Equipment):					36,561
Total Project Costs:					$212,660

In addition to the above budget, Viridax agrees to pay the costs for any required repair and/or maintenance of equipment to be used as part of the Project. Prior to commencement of any repair/maintenance, a written estimate detailing the cost will be provided to Viridax for approval. Payment for said expense must be received from Viridax prior to commencement of work.